Exhibit 10.16
TERMINATION BENEFITS AGREEMENT
This Termination Benefits Agreement (“Agreement”) is made as of December 5, 2007 between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Chris Saridakis (“Saridakis”).
Gannett desires to appoint Saridakis as its Senior Vice President and Chief Digital Officer and, to secure his acceptance of this position, desires to memorialize the compensation and benefits he would receive in the event his employment terminates under certain circumstances.
Gannett and Saridakis hereby agree as follows:
1. Termination of Employment by Saridakis. Saridakis shall have the right to terminate his employment with Gannett for “good reason” upon 30 days’ written notice to Gannett given within 90 days following the occurrence of any of the following events, each of which shall constitute a “good reason” for such termination:
(a) Saridakis is not elected or retained as Senior Vice President and Chief Digital Officer (or a substantially similar title or such other senior executive position as Saridakis may agree to serve in);
(b) Gannett acts to materially reduce Saridakis’s duties and responsibilities and Gannett does not remedy such situation within 30 days after receipt of written notice from Saridakis;
(c) Saridakis is required to report to anyone other than Gannett’s President or Chief Executive Officer; or
(d) Gannett materially breaches this Agreement and Gannett does not remedy such breach within 30 days after receipt of written notice from Saridakis.
2. Termination of Employment by Gannett. Gannett shall have the right to terminate Saridakis’s employment for “good cause” upon written notice to Saridakis following the occurrence of any of the following events, each of which shall constitute a “good cause” for such termination:
(a) intentional misappropriation of Gannett funds or property by Saridakis;
(b) unreasonable and persistent neglect or refusal by Saridakis to perform the duties of his position which he does not remedy within 30 days after receipt of written notice from Gannett;
(c) material breach by Saridakis of any provision of the Non-Competition, Non-Solicitation and Confidentiality Agreement between Gannett and Saridakis which he does not remedy within 30 days after receipt of written notice from Gannett; or
(d) conviction of Saridakis of a felony.
Gannett may also terminate Saridakis’s employment for convenience (i.e., for any reason other than good cause), subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

3. Consequence of Termination of Employment. If Saridakis terminates his employment with Gannett for any reason other than good reason or Gannett terminates his employment for good cause, Saridakis shall have no further rights and Gannett shall have no further obligations under this Agreement. If Saridakis terminates his employment for good reason or Gannett terminates Saridakis’s employment for convenience, then conditioned upon and subject to Saridakis executing a valid release agreement in such form as Gannett may reasonably require with respect to claims which Saridakis or his estate or beneficiaries may have arising out of Saridakis’s employment (the “Release”), the following shall apply:
(a) Saridakis shall be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed through the date his employment terminates (the “Termination Date”);
(b) Gannett shall pay to Saridakis in a lump sum in cash within 30 days after the Termination Date if the Release has become effective and non-revocable or, if not made then, within 7 days after the Release has become effective and non-revocable, a cash severance payment equal to 2 times the sum of (i) his base salary in effect on the Termination Date and (ii) the greater of (A) his most recent annual bonus as of the Termination Date or (B) the average of his three most recent annual bonuses as of the Termination Date;
(c) All stock options, restricted stock units and any time-based equity awards granted to Saridakis shall vest in full on the Termination Date and shall be exercisable for the lesser of the remaining term thereof or three years. To the extent that any restricted stock units or any time-based equity awards are subject to the requirements of Section 409A and accelerating payment of such awards would violate Section 409A, the payment of such awards shall not be accelerated as a result of such vesting. Instead, such awards shall be paid at the time specified under the terms of the award agreement; and
(d) Within 30 days after the Termination Date if the Release has become effective and non-revocable or, if not made then, within 7 days after the Release has become effective and non-revocable, Saridakis shall receive a payout of any awards earned for all annual performance periods completed as of the Termination Date under the digital long term incentive plan in which Saridakis is a participant.
Notwithstanding the foregoing, sections (b)-(d) set forth above shall not apply if the Release does not become effective and non-revocable within 65 days after Saridakis’ Termination Date, and Saridakis shall have no rights under such sections if the Release does not become effective and non-revocable by the 65th day after Saridakis’ Termination Date. Saridakis shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which Gannett may have against Saridakis, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned as a result of Saridakis’s employment with another employer. If Saridakis is entitled to receive a change in control payment under any Gannett transitional compensation or change in control plan then in effect, the amount determined under Section 3(b) shall be offset by the amount paid to Saridakis under such transitional compensation or change in control plan.

4. Legal Expenses and Interest. If, with respect to any alleged failure by Gannett to comply with any of the terms of this Agreement, Saridakis institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter Gannett is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then Gannett shall indemnify Saridakis for his reasonable attorneys’ fees and costs in connection with such legal action. Gannett shall pay Saridakis such indemnified expenses by the end the calendar year in which such judgment is reached or, if later, by the 15th day of the third month after the date on which such judgment is reached.
5. Transferability. The rights, benefits and obligations of Gannett under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Gannett” is used in this Agreement, such term shall mean and include Gannett Co., Inc. and its successors and assigns. The rights and benefits of Saridakis under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution.
6. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.
7. Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the matters contained herein. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
8. Tax Withholding. Gannett may withhold from any payments due to Saridakis hereunder, such amounts as its independent public accountants may determine are required to be withheld under applicable federal, state and local tax laws.

9. Section 409A. The parties intend this Agreement to be governed by and subject to the requirements of Section 409A of the Code, as amended, and the Treasury Department regulations and other authoritative guidance issued thereunder, and shall be interpreted and administered in accordance with the intent that Saridakis not be subject to tax under Section 409A of the Code (to the extent such rules are applicable to payments or benefits under this Agreement). If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Notwithstanding anything to the contrary contained herein, in the event that Gannett determines that payments or benefits under this Agreement would otherwise be subject to tax under Section 409A of the Code because Saridakis is a “specified employee” within the meaning of Section 409A of the Code, such payments or benefits shall not commence until six months after the Termination Date (or, if earlier, the date Saridakis dies).
10. Reimbursement of Compensation in Restatement Situations. Gannett will, to the extent permitted or required by governing law, require reimbursement of any bonus paid to Saridakis after the date hereof where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of financial statements, (b) the Board of Directors determines that Saridakis engaged in misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to Saridakis based upon the restated financial results. In each such instance, Gannett will seek to recover Saridakis’s entire annual bonus for the relevant period, plus a reasonable rate of interest. Gannett and Saridakis acknowledge that additional reimbursements may be required under these or similar circumstances pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended.
11. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GANNETT CO., INC.
By:	/s/ Craig A. Dubow
Craig A. Dubow
Chairman, President & CEO

/s/ Chris Saridakis
Chris Saridakis